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                                                                 EXHIBIT 10.6



                         TRANSFER AND LICENSE AGREEMENT


         AGREEMENT made as of July 1,1992, between: XEROX CORPORATION, a New York corporation having a principal place of business at Stamford, Connecticut (hereinafter "XEROX"); and Document Sciences, Inc., a Delaware corporation having a principal place of business at San Diego California (hereinafter "DSI"); for good and valuable consideration, the parties hereby agree as follows:

ARTICLE I. DEFINITIONS

         1.1 The term "TRANSFERRED SOFTWARE' as used herein means the identified software programs set forth in Appendix A, including all source code, test files and maintenance systems.

         1.2 The term "TRANSFERRED KNOW-HOW" means knowledge and expertise held by XEROX employees including that reflected in written records existing as of the date of this Agreement arising out of, or in connection with, the TRANSFERRED SOFTWARE. "Written records" shall include, without limitation, flow charts, designs, descriptions, drawings, blueprints, photographs, specifications, memoranda, quality control methods, manufacturing techniques, and methods test data, regardless of the medium of storage.

         1.3 The term "XEROX GROUP" shall mean Xerox Corporation, Rank Xerox Ltd., Fuji Xerox Co. Ltd. and any companies jointly owned by Xerox Corporation and the Rank organization Ltd. as well as any company which has forty percent (40%) of its issued voting stock owned or controlled, directly or indirectly, by Xerox Corporation, Rank Xerox Ltd. Fuji Xerox Ltd., or any company jointly owned by Xerox Corporation and the Rank Organization Ltd.

         1.4 The term "FAR EAST COUNTRIES" shall mean the countries of Japan, Taiwan, the Philippines, North Korea, South Korea, Thailand, Cambodia, Laos, Vietnam, Indonesia, Australia, New Zealand, Malaysia, and Singapore.

ARTICLE II.  COPYRIGHT ASSIGNMENT





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         2.1     XEROX hereby sells, assigns, grants, transfers, sets over, and delivers to DSI, its successors and assigns, in all countries except the FAR EAST COUNTRIES the copyrights in and to the TRANSFERRED SOFTWARE, the right to secure copyright and renewals therefore and to hold such copyright and all rights of whatsoever nature thereunder in perpetuity and the right to create and own derivatives thereof.

         2.2 Upon request of DSI, XEROX shall execute the short form assignment of copyright in the TRANSFERRED SOFTWARE which is attached hereto as Appendix B.

         2.3 DSI agrees to place appropriate DSI copyright notice, in accordance with the Universal Copyright Convention, on each copy of the TRANSFERRED SOFTWARE and derivatives of the TRANSFERRED SOFTWARE in order to protect the copyright of XEROX in previous versions.

         2.4 DSI hereby grants to XEROX GROUP a non-exclusive royalty free license to use and copy, for internal XEROX purposes only, and not for use, sale or distribution to persons other than employees of XEROX, TRANSFERRED SOFTWARE created prior to the date hereof.

         2.5 DSI hereby agrees that only the specific computer programs identified in this Agreement as transferred and licensed to DSI hereunder, are so transferred and licensed and that continued use of any other programs not specifically transferred or licensed to DSI, as of the date of this Agreement, by the XEROX GROUP, including later derivatives thereof, may continue without infringement of any of the TRANSFERRED SOFTWARE conveyed or software licensed hereunder to DSI by XEROX. DSI further agrees that portions of the code contained in TRANSFERRED SOFTWARE may be used by XEROX in products of XEROX provided that no such code shall be used in any product which is sold in the same channels and for the same purpose as the TRANSFERRED SOFTWARE for three years from the date of this Agreement. Nothing in this Agreement shall prevent continued use by XEROX of any code or product created by XEROX prior to the date of this Agreement.

         2.6 All DSI and XEROX rights and obligations pursuant to this Agreement are subject to all licenses and other rights granted by XEROX prior to the date of this Agreement, including but not limited to a right of first refusal in FX in its Territory





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to negotiate for exclusive rights in the FX territory for all DSI products during the period XEROX is a majority owner of DSI.

ARTICLE III.  COPYRIGHT LICENSE

         3.1 XEROX grants to DSI a non-exclusive royalty-free, source code license in all countries to use, adapt, modify and duplicate certain computer software designated XPS (Xerox Publishing System) and EVMS (Ethernet on VMS). Said license does not include the right to disclose said source code outside of DSI nor to sublicense said source code to any other entity. DSI shall have the right to create derivatives of XPS and to sell and distribute said derivatives in object code format only.

         3.2 DSI agrees that no lawsuit for infringement of any aspect of the programs licensed by paragraph 3.1, shall be brought without the prior written consent of XEROX.

         3.3 DSI agrees to place appropriate DSI copyright notice, in accordance with the Universal Copyright Convention, on each copy of the licensed software and derivative works in order to protect the underlying copyright of Xerox.

ARTICLE IV.  KNOW-HOW

         4.1 XEROX shall promptly disclose to DSI all TRANSFERRED KNOW-HOW and grants to DSI the non-exclusive right to use said TRANSFERRED KNOW-HOW in all countries except the FAR EAST. The parties agree that most TRANSFERRED KNOW-HOW, on the date of this Agreement is already in the possession of DSI. Such TRANSFERRED KNOW-HOW need not be disclosed by XEROX.

         4.2 DSI shall promptly disclose to Xerox all or portions of DSI technical information, as requested by Xerox during the term of this Agreement, which is generated by DSI during the period DSI is majority owned by Xerox and which is not primarily related to computer software. The original set of such DSI technical information shall be kept in the possession of DSI. Such technical information and all corresponding intellectual property, such as patents, shall be owned and





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administered by Xerox and Xerox grants to DSI a non exclusive royalty free license to said intellectual property worldwide except for the Far East.

         4.3 During any period DSI is not majority owned by Xerox, DSI shall promptly return to Xerox any Xerox technical information in written or other tangible form (including all copies and excerpts) in DSI possession which is not included in 1.1 TRANSFERRED SOFTWARE or is not 4.2 DSI generated technical information.

         4.4 Subject to 4.1, during any period DSI is not majority owned by Xerox, DSI and DSI personnel shall have no more rights than an unaffiliated third party requesting visitor status with respect to access to Xerox' or its subsidiaries and affiliates facilities or their R & D or technology or disclosure of their technical information.

         4.5 During any period DSI is majority owned by Xerox, DSI shall have access only to the Xerox TRANSFERRED KNOW HOW portion of Xerox technology, and shall obtain Xerox TI know how only through or pursuant to the specific authorization of a Xerox TI Gatekeeper to be named by Xerox, or his designee or Xerox appointed replacements.

         4.6 Subject to the Xerox efforts of 4.1 the cost of which shall be borne by Xerox, DSI is responsible for providing and paying for all equipment, tooling, labor, technology, buildings and the like necessary to effectively exploit and exercise its rights pursuant to this Agreement. Xerox has no obligation to provide technical assistance to DSI; and subject to 4.2, during any period DSI is not majority owned by Xerox, DSI has no obligation to provide technical assistance to Xerox.

         4.7 All DSI technical information which is generated by DSI after DSI ceases to be majority owned by Xerox, and all corresponding intellectual property, shall be owned and administered by DSI. DSI is not obligated by this Agreement to disclose any of such technical information to Xerox or any or its subsidiaries or affiliates.

         4.8 Except as provided in Paragraph 4.10 hereof, DSI shall not communicate TRANSFERRED KNOW-HOW to any third party without the consent of XEROX and shall use its best efforts to prevent inadvertent disclosure of TRANSFERRED KNOW-HOW to any third party except as necessarily disclosed in products sold by DSI. DSI





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use of the procedures it uses for its own confidential information shall satisfy the requirements of the previous sentence.

         4.9 The obligations of Paragraph 4.8 hereof shall terminate with respect to any particular portion of the TRANSFERRED KNOW-HOW when DSI can document that

                 (a) it was in the public domain at the time of XEROX communication thereof to DSI,
                 (b) it entered the public domain through no fault of DSI subsequent to the time of XEROX'S communication to DSI,
                 (c) it was in DSI'S possession free of any obligation of confidence prior to the time of XEROX'S communication thereof to DSI,
                 (d) it was rightfully communicated to DSI free of any obligation of confidence subsequent to the time of XEROX'S communication thereof to DSI, or
                 (e) it was developed by employees or agents of DSI independently of and without reference to any information or other information that XEROX has disclosed in confidence to any third party; or
                          (i)     when it is communicated by XEROX to a third
party free of any obligation of confidence; or
                          (ii)    in any event, July 1, 1997.

         4.10 To the extent TRANSFERRED KNOW-HOW of this Article IV., is disclosed to third persons in connection with the manufacture of any products or components for DSI, such disclosure shall not be a violation of the obligation of 4.8, provided that such third persons, before any such disclosure is made, furnish DSI a written undertaking of confidentiality of the same scope as 4.8 and 4.9.

ARTICLE V. TRADEMARKS

         5.1     Not Used

ARTICLE VI.  LICENSE OF CUSTOMER TRAINING MATERIALS

         6.1 XEROX hereby grants to DSI a non exclusive royalty free license to all materials set forth in Appendix for the purpose of use by DSI in connection with





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sale of said TRANSFERRED SOFTWARE and all derivatives thereof.  DSI shall have the right to create derivatives of said material set forth on Appendix and shall own said derivatives.

ARTICLE VII ACCESS TO INFORMATION

         7.1 XEROX hereby agrees to provide access for a period of not less than three years to DSI, to the font metric information for fonts supplied to Xerox customers by the Xerox Font Center which are supported by the TRANSFERRED SOFTWARE, for internal use only by DSI for the sole purpose of supporting the TRANSFERRED SOFTWARE. DSI shall have no right to relicense said fonts.

         7.2 XEROX hereby agrees to provide access for a period of not less than three years to DSI, to current file formats and internals for XFG - Xerox Forms Generator, XPSM - Xerox Print Services Manager, XPPI - Xerox Pen Plotter Interface, XDGI - Xerox DCF and GDDM Interface, RPMF - Remote Printer Management Facility for internal use only and not for distribution.


ARTICLE VIII.  RELEASE

         8.1 XEROX hereby releases DSI, its officers, directors, employees and agents from any obligations to Xerox only to the extent that they would prevent them from using TRANSFERRED KNOW-HOW pursuant to this AGREEMENT, or any other XEROX confidential information known to them to develop, have made, make, use, sell or lease TRANSFERRED SOFTWARE products, but only for the benefit of DSI, its successor and assigns.

ARTICLE IX.  PURCHASE RIGHTS

         9.1 XEROX GROUP shall have the right to purchase from DSI, software products at the best price being offered by DSI for the same quantity (including all terms and conditions) then being offered by DSI to any customer. Purchase orders by the XEROX GROUP shall be accepted and goods shipped in sequence with other orders received by DSI.





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ARTICLE X. ENFORCEMENT

         10.1 Any legal action brought by either party against any person or corporation to enforce any right granted pursuant to this agreement, shall be initiated and prosecuted at its sole expense. Each party agrees to reimburse the other for any expenses including salaries of the other party's employees, incurred by the other party as a result of any such action against any party other than the other party hereto, provided such action is taken with the prior written consent of the initiating party.

ARTICLE XI.  TERM AND TERMINATION

         11.1    The effective date of this Agreement

         11.2 The term of this Agreement shall be from the effective date to the date of expiration of the last to expire of the rights granted hereunder.

         11.3 In the event that either party shall at any time fail to abide by any of the material conditions herein provided, the other party shall have the right to notify such party of such default and that the other party intends to terminate this Agreement unless such default is corrected. Unless such default shall be corrected by such party within sixty (60) days from the receipt by it of such notice, then, and in such event, this Agreement and the licenses and rights granted by it shall thereupon automatically terminate. For purposes of this Paragraph 11.3 products which have been manufactured but have not been sold or leased at or before the termination of this Agreement may thereafter be sold or leased by the party whose rights are terminated. Any such termination shall not effect the transfer of the TRANSFERRED SOFTWARE.

         11.4 In the event that either party hereto shall go into liquidation, or seek the benefit of any bankruptcy or insolvency act, or a receiver or trustee be appointed for the property or estate of such party, or either party makes an assignment for the benefit of creditors, or in the event DSI fails within three years of the date of this agreement to actively continue the research and development, manufacture or sale of software products, and whether any of the aforesaid events





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be the outcome of the voluntary act of such party or otherwise, this Agreement and the licenses and rights granted by it shall thereby automatically terminate.

ARTICLE XII.  REPRESENTATION AND WARRANTY

         12.1 Each party represents and warrants that it has the right to grant the rights, licenses, and assurances granted by it in this Agreement.

         12.2    Nothing in this Agreement shall be construed as:

                 (a) A warranty or representation by XEROX as to the validity or scope of any patent, trademark or copyright; or
                 (b) A warranty or representation that anything made or used under any license granted herein is or will be free from infringement of patents or copyrights of third persons; or
                 (c) An obligation to bring or prosecute actions or suits against third parties for infringement of any copyright; or
                 (d) Conferring a right to use in advertising, publicity, or otherwise any trademark or trade name of XEROX except as otherwise provided herein; or
                 (e) Granting by implication, estoppel, or otherwise, any licenses or rights under patents, trademarks or copyrights other than those expressly licensed by this Agreement.

         12.3 During any period DSI is not majority owned by Xerox, DSI shall not use or refer to this Agreement or any provision of or rights granted under this Agreement or the "Xerox" name or any Xerox trademark in any publicity, advertising, or promotional activity without the express written approval of a Xerox officer.

         12.4 NEITHER PARTY MAKES ANY REPRESENTATIONS, EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED (INCLUDING BUT NOT LIMITED TO THOSE OF TECHNICAL PERFORMANCE OR OF COMMERCIAL SUCCESS), OR ASSUMES ANY RESPONSIBILITIES WHATEVER WITH RESPECT TO THE DEVELOPMENT, MANUFACTURE, USE, SALE, LEASE OR OTHER DISPOSITION BY THE OTHER PARTY OR ITS SUBSIDIARIES OR AFFILIATES OR THEIR VENDEES OR





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TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY THE USE OF COPYRIGHTS OR
INFORMATION LICENSED UNDER THIS AGREEMENT.


ARTICLE XIII.  NOTICES

         13.1 Except as either party may hereafter notify the other with respect to itself, the addresses of the parties for purposes of this Agreement shall be:

                 XEROX CORPORATION
                 Attention:  Director, Software Licensing
                 P. 0. Box 1600
                 Stamford, Connecticut 06904

                 Document Sciences, Inc.
                 6333 Greenwich Drive, Suite 120
                 San Diego, California 92122


         13.2 All notices, reports, payments and communications pursuant hereto are to be delivered to the intended receiving party by hand or by mail, postage prepaid, to the address provided in Paragraph 13.1 hereof, and shall be deemed delivered when received.

ARTICLE XIV.  SEVERABILITY

         14.1 This Agreement is intended to be valid and effective throughout the world and, to the extent permissible under applicable law shall be construed in a manner to avoid violation of or invalidity under any applicable law. Should any provision of this Agreement nevertheless be or become invalid, illegal, or unenforceable under any applicable law, the other provisions of this Agreement shall not be affected, and, to the extent permissible under applicable law, any such invalid, illegal, or unenforceable provision shall be deemed amended lawfully to conform to the intent of the parties.

ARTICLE XV.  MISCELLANEOUS





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         15.1    This Agreement embodies the entire understanding between the parties as to the subject matter hereof and supersedes all previous discussions and documents respecting such subject matter.

         15.2 No amendment or modification to this Agreement shall be effective or binding on either of the parties unless the same has been reduced to writing and signed by authorized representatives of both parties.

         15.3 The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

         15.4 Notwithstanding any other provision of this Agreement, DSI agrees that it will not export, directly or indirectly, any U.S. source technical data acquired from XEROX, or any products using any such data, to Afghanistan, Albania, Bulgaria, Cuba, Czechoslovakia, Estonia, German Democratic Republic (including East Berlin), Hungary, Kampuchea, Laos, Latvia, Libya, Lithuania, Mongolian People's Republic, North Korea, People's Republic of China, Poland, Romania, Union of Soviet Socialist Republics, Vietnam and to any other country for which the U.S. Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the U.S. Department of Commerce or other agency of the United States Government when required by an applicable statute or regulation.

         15.5 Public announcements made by either party relating to this Agreement (except as may be required by DSI in connection with any financing of DSI) shall not be made without the approval of the other party.

         15.6 This Agreement may be assigned after one year from the effective date by DSI to a third party in connection with and as part of the sale, lease, assignment, or transfer of all or substantially all of DSI'S assets and/or business, or upon merger or consolidation of DSI with and into another entity. This Agreement, nor any rights or items assigned hereunder, shall not otherwise be assignable by DSI without the prior written consent of XEROX.





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         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                              XEROX CORPORATION

                                              By /s/ Roland Magnin
                                                 ------------------------------
                                              Title: Executive Vice President

                                              Date   8-5-92



                                              Document Sciences, INC.

                                              By  /s/  Tony N. Domit
                                                 ------------------------------
                                              Title:  President & CEO

                                              Date  8/12/92





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APPENDIX A: TRANSFERRED SOFTWARE

Source Code, Object Code, and all associated documentation as set forth below:





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                               FIRST AMENDMENT TO
                         TRANSFER AND LICENSE AGREEMENT

         This FIRST AMENDMENT TO TRANSFER AND LICENSE AGREEMENT (the "Amendment") is entered into this ____ day of August, 1994, by and between XEROX CORPORATION ("XEROX"), a corporation of the State of New York, having its principal place of business at Stamford, Connecticut and DOCUMENT SCIENCES CORPORATION ("DSC"), a corporation of the State of Delaware, having its principal place of business at San Diego, California.

                                    RECITALS

         A. WHEREAS, XEROX and DSC entered into that certain Transfer and License Agreement dated as of July 1, 1992 (the "Agreement") pursuant to which, among other provisions, XEROX (1) assigned to DSC the copyrights to certain software programs described therein as Transferred Software; and (2) granted to DSC a non-exclusive royalty-free source code license in certain software described therein as XPS and EVMS;

         B. WHEREAS, DSC is negotiating with Summit Ventures III, L.P. and Summit Investors II, L.P. (collectively, "Summit Partners") to enter into a financing transaction pursuant to which Summit Partners will invest $3.5 million in DSC in exchange for shares of a new series of Preferred Stock and for shares of Common Stock; and

         C. WHEREAS, the parties desire to amend the Agreement to clarify the rights of DSC in certain software and to induce Summit Partners to enter into and consummate its investment in DSC.

                                   AGREEMENT
                 NOW THEREFORE, the parties hereto agree as follows:

                 1. AMENDMENT OF AGREEMENT. The Agreement is hereby amended and revised by the terms of this Amendment, which are hereby incorporated into the Agreement. The relationship of the parties shall continue to be governed by the terms of the Agreement as amended hereby.

                 2.       COPYRIGHT ASSIGNMENT.

                 (a) The language of Section 2.1 of the Agreement is modified to delete the phrase "except the FAR EAST COUNTRIES" so that Section
2.1 shall read:

                 XEROX hereby sells, assigns, grants, transfers, sets over, and delivers to DSI, its successors and assigns, in all countries the copyrights in and to the
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         TRANSFERRED SOFTWARE, the right to secure copyright and renewals therefore and to hold such copyright and all rights of whatsoever nature thereunder in perpetuity and the right to create and own derivatives thereof.

                 (b)      The following language is appended to the end of
         Section 2.6:

                 DSC acknowledges and agrees that during such time that DSC is a majority owned subsidiary of XEROX, Fuji Xerox Co., Ltd. ("FX") is accorded a right to negotiate with DSC to exclusively distribute all DSC products, including software, components, services and publications, in the FAR EAST COUNTRIES before DSC shall offer such product to any third party. DSC and FX will negotiate in good faith and if acceptable terms and conditions are agreed in principle and in writing within 60 days (or such other time as the parties may mutually agree in writing) of receipt by FX of the offer by DSC for exclusivity, no other third parties shall be given distribution rights. If, however, FX is not interested in becoming the exclusive distributor for such product, or if acceptable terms and conditions cannot be reached within 60 days (or such other time as the parties may mutually agree in writing), DSC may grant exclusive or nonexclusive distribution rights for such product to other third parties in the FX territory under terms and conditions which are as favorable or more favorable to DSC in similar order volume and terms and conditions as those offered to FX.

                 IN WITNESS WHEREOF, XEROX and DSC have caused this Amendment to be executed by their respective, duty authorized officers or representatives, effective as of the date set forth above.



                                         XEROX CORPORATION


                                         By:   /s/ William F. Buehler
                                               --------------------------------
                                               William F. Buehler
                                         Its:  Senior Vice President and Chief
                                               Staff Officer

                                         Date: August 23, 1994


                                         DOCUMENT SCIENCES CORPORATION


                                         By:   /s/  Tony N. Domit
                                            -----------------------------------
                                         Its:  President and CEO

                                         Date: 9/1/94